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                                                                    Exhibit 12-1

                    NEW YORK STATE ELECTRIC & GAS CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                         Calendar Year
                                                 --------------------------------------------------------------
                                                    2002         2001         2000         1999         1998
                                                    ----         ----         ----         ----         ----
                                                                          (Thousands)
                                                                          -----------
Net Income                                       $  132,718   $  194,807   $  219,595   $  206,134   $  213,798
Add:
  Income tax - current                               52,420      140,764      138,804      124,268      105,495
  Income tax - deferred                              37,973       14,932          500      120,535       31,902
                                                 ----------   ----------   ----------   ----------   ----------
    Pre-tax Income From Continuing Operations       223,111      350,503      358,899      450,937      351,195

Fixed Charges                                        94,715      105,391      105,203      129,433      124,874
                                                 ----------   ----------   ----------   ----------   ----------

Earnings, as defined                             $  317,826   $  455,894   $  464,102   $  580,370   $  476,069
                                                 ==========   ==========   ==========   ==========   ==========

Fixed Charges:
  Interest on long-term debt                     $   62,752   $   79,355   $   81,027   $   93,678   $   98,916
  Other interest                                     23,407       19,381       17,203       28,163       18,132
  Amortization of premium
    and expense on debt                               7,509        5,280        5,439        6,374        6,507
  Interest portion of rental charges                  1,047        1,375        1,534        1,218        1,319
                                                 ----------   ----------   ----------   ----------   ----------
Fixed Charges, as defined                        $   94,715   $  105,391   $  105,203   $  129,433   $  124,874
                                                 ==========   ==========   ==========   ==========   ==========

Ratio of Earnings to Fixed Charges                     3.36         4.33         4.41         4.48         3.81
                                                 ==========   ==========   ==========   ==========   ==========